UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.      )

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Check the appropriate box:

[_]	Preliminary Proxy Statement

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[X]	Definitive Proxy Statement

[_]	Definitive Additional Materials

[_]	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

OVERSEAS PARTNERS LTD.

(Name of Registrant As Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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[_]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing

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OVERSEAS PARTNERS LTD.

Cumberland House
One Victoria Street
Hamilton HM GX, Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREOWNERS
TO BE HELD ON AUGUST 6, 2002

To Our Shareowners:

The Annual General Meeting of Shareowners of Overseas Partners Ltd. (“OPL” or the “Company”), a Bermuda company, will be held at the Company’s offices at Cumberland House, One Victoria Street, Hamilton, Bermuda, on August 6, 2002 at 9:00 A.M., for the following purposes:

1.	To elect members of the Board of Directors to serve until the next Annual General Meeting of shareowners; and

2.	To confirm the appointment of Deloitte & Touche, Chartered Accountants, as independent auditors of OPL for the year ending December 31, 2002; and

3.	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on May 31, 2002, as the record date for the determination of shareowners entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors.

Shari Conley-Barrett
Secretary

Hamilton, Bermuda
July 1, 2002

IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING, KINDLY SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE. IF YOUR SHARES ARE HELD IN CUSTODY BY FIRST UNION NATIONAL BANK, KINDLY SIGN AND RETURN THE ENCLOSED LETTER OF INSTRUCTION TO ASSURE THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.

OVERSEAS PARTNERS LTD.

Cumberland House
One Victoria Street
July 1, 2002
Hamilton HM GX, Bermuda

PROXY STATEMENT FOR
THE ANNUAL GENERAL MEETING OF SHAREOWNERS

The accompanying proxy is solicited by the Board of Directors (the “Board”) of Overseas Partners Ltd., a Bermuda company (“OPL” or the “Company”), for the Annual General Meeting of Shareowners to be held on August 6, 2002 at the Company’s offices at Cumberland House, One Victoria Street, Hamilton, Bermuda (the “Meeting”). The proxy and proxy statement are being mailed to shareowners on or about July 1, 2002. In addition to solicitation by mail, proxies may be personally solicited at the direction of OPL’s officers. The expense of proxy solicitation will be paid by OPL.

Only shareowners of record at the close of business on May 31, 2002 will be entitled to vote at the Meeting. At the close of business on May 31, 2002, there were 119,092,669 shares of Common Stock, $0.10 par value (“Common Stock”), outstanding and entitled to vote at the Meeting. Holders of Common Stock are entitled to one vote per share on all matters voted on by shareowners, except that under OPL’s Bye-laws, the voting rights of any shareowner (other than certain shareowners set forth in OPL’s Bye-laws) who beneficially own more than 10 percent of the voting stock would be scaled back so that such shareowner would only be entitled to cast one one-hundredth of a vote with respect to each share owned in excess of 10 percent. No dissenters’ rights are applicable to the matters being voted upon.

It is intended that all shares of Common Stock represented by properly executed proxies, unless otherwise specified on the proxy, will be voted FOR the election of the persons nominated by the Board to be directors, and FOR the appointment of Deloitte & Touche as independent auditors. A shareowner has the right to revoke his or her proxy by sending written notice of revocation to the Secretary of OPL, provided the notice is received by the Company no later than August 1, 2002, or by submitting a subsequent proxy that is received by the Company no later than August 1, 2002, or by voting in person at the Meeting.

Saul & Co., nominee for First Union National Bank (“First Union”), P.O. Box 41784, Philadelphia, PA 19101-1784 is the record owner of 99,667,810 shares, constituting 84% of OPL’s outstanding Common Stock as of May 31, 2002. These shares are held by First Union as custodian for shareowners who have elected not to have their shares registered in their name. First Union will forward this notice of meeting and proxy statement to these beneficial owners.

Owners of Common Stock held by First Union as custodian may direct the voting of their shares by executing and returning to First Union before August 1, 2002, the Letter of Instruction that they receive along with this notice of meeting and proxy statement. Shares for which no instructions are timely received will be voted by First Union. First Union has advised OPL that it intends to vote such shares FOR the election of the persons nominated by the Board to be directors, and FOR the appointment of Deloitte & Touche as independent auditors.

As used in this Proxy Statement, “dollars” and “$” refer to United States dollars.

ELECTION OF DIRECTORS
(Proposal No. 1)

Nominees For Election as Directors

A Board of six directors will be elected at the Meeting. All of the current directors have been nominated for re-election by the Board. The directors elected at the Meeting will serve until the next Annual General Meeting and until the election and qualification of their successors, or until their appointment is terminated in accordance with OPL’s Bye-laws.

Effective May 13, 2002 the Board of Directors appointed Mark R. Bridges to serve as President and Chief Executive Officer of the Company and appointed both Mr. Bridges and Mark B. Cloutier to serve as members of the Board. Mr. Bridges replaced Mary R. Hennessy as a member of the Board following her resignation from the Board effective April 15, 2002. Mr. Cloutier was appointed to fill a vacancy on the Board. Mr. Cloutier has also been appointed President & Chief Executive Officer of OPL’s wholly owned subsidiary, Overseas Partners Re Ltd. (“OPRe”)

All of the nominees have consented to serve if elected, but if any nominee becomes unable or unwilling, proxies may be voted for the election of a substitute nominee or the Board may elect to reduce the number of directors to be elected at the Meeting and to fill any resulting vacancies on the Board subsequent to the Meeting. In accordance with Bermuda law, a quorum of directors is ordinarily resident in Bermuda. OPL Bye-laws provide that two directors shall constitute a quorum.

Set forth below is certain biographical information concerning each of the nominees for election as director.

Mark R. Bridges                                                  Age 43                                              Director since 2002

Mr. Bridges was appointed President and Chief Executive Officer of OPL effective May 13, 2002. He has also served as Chief Financial Officer and Treasurer of OPL since May 1998. He also serves as a Director of all OPL subsidiaries. He joined OPL from KPMG Peat Marwick in Bermuda, where he had been a partner since 1988. He is a Fellow of the Institute of Chartered Accountants in England and Wales.

Robert J. Clanin                                                  Age 58                                              Director since 1994

Prior to becoming a director, Mr. Clanin served as Vice President of OPL from June 1990 to August 1994. He served as Senior Vice President, Treasurer and Chief Financial Officer of UPS from 1994 until his retirement on January 8, 2001. Mr. Clanin also served on the UPS Management Committee until retiring on January 8, 2001. He served on the UPS Board of Directors from 1996 until his retirement on January 8, 2001. He also serves as a director of Caraustar Industries Inc., which produces recycled packaging and CP Ships Limited, which is one of the world’s largest container shipping companies.

Mark B. Cloutier                                            Age 46                                                    Director since 2002

Mr. Cloutier was appointed President and Chief Executive Officer of OPRe during May 2002. Mr. Cloutier also served as Executive Vice President and Chief Claims Officer since November 20, 2000. Prior to joining OPL, Mr. Cloutier held senior management positions at E.W. Blanch Holdings, Inc. from 1999 until 2000 and TIG Holdings from 1995 until 1999. Prior to these positions he was at Brouwer and Company from 1986 until 1995 and Lindsey Morden Claim Services from 1978 until 1986. Additionally, Mr. Cloutier was founder and president of an independent claim service company in British Columbia.

D. Scott Davis                                                    Age 50                                                  Director since 1999
Mr. Davis served as President and as Chief Executive Officer of OPL from January 7, 1999 until his resignation on January 4, 2000 and March 30, 2000, respectively. After his resignation as Chief Executive Officer, Mr. Davis accepted the position of Vice President of Finance for UPS and on January 8, 2001 was appointed Senior Vice President, Treasurer and Chief Financial Officer. Mr. Davis also serves as a member of the UPS Management Committee, which oversees the day-to-day management of UPS. From May 1985 until January 1999, he served as Vice President—Finance and Accounting for UPS, where his responsibilities for several years included banking, investments, financial reporting and shareowner relations. Mr. Davis serves on the Finance Committee of the Georgia Council on Economic Education

Joseph M. Pyne                                                Age 54                                                    Director since 1995

Mr. Pyne has served as Senior Vice President of Corporate Development for UPS since 1996. In this capacity, he directs UPS’s worldwide marketing, electronic commerce, advertising, public relations, the UPS Logistics Group, UPS Capital Corporation and other subsidiaries that enable global commerce. From 1995 to 1996, he was the Vice President of Marketing at UPS and served as UPS National Marketing Planning Manager from 1989 to 1995. Mr. Pyne is a member of the Conference Board and the Council of Logistics Management. He is also a member of the Board of Trustees for the UPS Foundation.

Cyril E. Rance                                                  Age 67                                                  Director since 1995

Mr. Rance was President and Chief Executive Officer of a large Bermuda insurer until his retirement in 1990. He has more than 40 years experience in all aspects of the insurance industry. He is a director of XL Capital Ltd., and of several other international companies registered in Bermuda.

The Board of Directors Recommends That Shareowners
Vote FOR the Election of the Nominees Named

Meetings and Committees of the Board of Directors

The Board of Directors held nine meetings during 2001. During the year ended December 31, 2001, each incumbent director attended at least 75% of the meetings of the Board of Directors and committees of the Board of which they were a member (during the period served).

The Board of Directors has established four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating Committee.

Executive Committee

Messrs. Davis and Clanin and Bridges, with Mr. Clanin as Chairman, constitute the Executive Committee. Prior to her resignation, Ms. Hennessy was a member of this committee. Her replacement was Mr. Bridges. This Committee has been authorized by OPL’s Board of Directors to exercise all of the powers of the Board except those acts that by law must be performed by the Board itself. The Executive Committee met once during 2001.

Audit Committee

Messrs. Pyne, Clanin and Rance, with Mr. Pyne as Chairman, constitute the members of the Audit Committee. The Audit Committee meets periodically with management, independent auditors, appropriate financial personnel and internal auditors to consider the adequacy of the internal controls and the objectivity of financial reporting. Both the internal auditors and the independent auditors have unrestricted access to the Audit Committee. During 2001, the Chief Executive Officer periodically sat in meetings of this Committee but did not participate in discussions on audit matters or in private sessions with internal or external audit personnel. The Audit Committee recommends to the Board the appointment of the independent auditors. The Audit Committee met three times during 2001.

Compensation Committee

Messrs. Rance, Clanin and Davis, with Mr. Rance as Chairman, constitute the members of the Compensation Committee. The Compensation Committee is responsible: (i) for recommending to the Board of Directors the appropriate compensation of outside directors; (ii) for determining the compensation of the Chief Executive Officer; and (iii) for approving the compensation of the other officers of OPL and its subsidiaries upon the recommendation of the Chief Executive Officer. The Compensation Committee met three times during 2001.

Nominating Committee

Messrs. Clanin, Davis and Rance, with Mr. Clanin as Chairman, constitute the members of the Nominating Committee. This Committee is responsible for recommending director nominees to the Board of Directors and will consider nominees recommended by shareowners. Shareowners may submit their recommendations in writing to the attention of the Secretary of OPL. The Committee will consider nominations for the 2003 Annual General Meeting (the “2003 Meeting”) if they are received by OPL not more than 60 days and not less than 30 days in advance of the 2003 Meeting. However, in the event that the Company gives shareowners less than 40 days’ notice of the date of the 2003 Meeting, nominations by a shareowner, to be timely, must be received not later than the close of business on the tenth day following the date that notice of the 2003 Meeting is mailed, or public disclosure is made, whichever occurs first. The Nominating Committee met once during 2001.

Compensation of Directors

Directors who are employees of OPL receive no additional compensation for their service as directors or as members of committees appointed by the Board of Directors. Other directors receive an annual retainer award of $40,000. Members of the Audit, Compensation and Nominating Committees who are not employees of OPL receive an additional fee of $1,250 for each Committee meeting they attend.

On August 15, 2001 each non-employee director of OPL received 6,204 Stock Options, each with an exercise price of $14.50. These Stock Options vest on August 15, 2004 and expire on August 15, 2011. As a result of OPL’s decision to runoff most of its operations, it is unlikely that these Stock Options will have any value in the future.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee was comprised of the following members—Cyril E. Rance (Chairman), D. Scott Davis and Robert J. Clanin during 2001. Two members of the Compensation Committee of the Board of Directors of OPL were officers of OPL. Robert J. Clanin served as Vice President of OPL from 1990 until 1994, and D. Scott Davis served as President and Chief Executive Officer of OPL from January 1999 until March 2000.

Certain Business Relationships

Common Relationships With UPS

OPL was organized under Bermuda law in June 1983 by UPS. On December 31, 1983, prior to commencing operations, OPL was spun off when UPS paid a special dividend to shareowners of one share of Common Stock for each share of UPS Common Stock outstanding as of November 18, 1983, resulting in the distribution of approximately 97% of the outstanding Common Stock.

Three members of OPL’s Board of Directors served as officers of UPS during 2001. Mr. Robert J. Clanin served as Vice President, Treasurer and Chief Financial Officer of UPS from 1994 until his retirement on January 8, 2001, Mr. Joseph M. Pyne serves as Senior Vice President—Corporate Marketing of UPS and Mr. D Scott Davis served as Vice President of Finance for UPS from April 1, 2000 until his appointment as Vice President, Treasurer and Chief Financial Officer of UPS on January 8, 2001. As such these individuals had an interest in transactions occurring between the Company and UPS in 2001. In considering which risks related to UPS’s business to reinsure, directors of OPL who are also officers and shareowners of UPS must consider the impact of their business decisions on each of the two companies. Although prevailing market conditions are among the factors considered by them in making such decisions, there can be no assurance that transactions relating to the two companies will be on the most favorable terms that could be obtained by either party in the open market. OPL does not have any formal conflict resolution procedures.

OPL was organized to reinsure shipper’s risks relating to packages carried by subsidiaries of UPS as a common carrier as well as to underwrite other reinsurance for insureds unaffiliated with UPS. Since commencing operations on January 1, 1984, OPL’s primary reinsurance business was reinsuring insurance issued by United States-based insurance companies unaffiliated with UPS or OPL. On August 31, 1999, the primary insurer notified OPL that effective October 1, 1999 UPS intended to provide shipper’s risk reinsurance for its customers through a UPS subsidiary. With the cancellation of the shipper’s risk reinsurance, OPL no longer receives revenue from this program. On March 23, 2000, with an effective date of October 1, 1999, OPL entered into a Claims Handling Agreement with UPS Re Ltd. (“UPS Re”), a subsidiary of UPS, for the purpose of runoff of the shipper’s risk reinsurance contracts. OPL will pay UPS Re $25,000 annually until termination of this agreement for claims administration fees.

OPL’s reinsurance business has also included reinsurance of workers’ compensation insurance issued by another unaffiliated United States-based insurance company covering risks of a UPS subsidiary in the State of California. This business has not been renewed since January 1, 2001.

In December 1989, Overseas Capital Co. (“OCC”), a subsidiary of OPL, acquired from UPS the Ramapo Ridge facility (the “Facility”). From July 1990 until January 31, 2002 the Facility was leased to a subsidiary of UPS, through OCC, for an initial term due to expire in 2019. UPS used the Facility as a data processing, telecommunications and operations center. OPL had guaranteed OCC’s performance of the leasing arrangements described below.

The lease payments had fixed and variable components. OCC irrevocably assigned the right to receive the fixed component of rentals on the Facility lease to its subsidiary, OPL Funding, a Delaware corporation. OPL Funding pledged its interest in these payments to secure bonds issued to finance the acquisition of the leased assets. UPS’s obligation to pay the fixed rentals to OPL Funding was absolute and unconditional during the initial term of the lease. The variable component of the lease payments was based on the number of customer accounts maintained by UPS. In 2001 OCC received rental payments of approximately $18.7 million in the aggregate from UPS pursuant to the lease described above.

UPS had an option to purchase the building in which the data processing facility is located at the higher of fair market value or settlement value, as defined in the lease agreement, prevailing at that time. On September 21, 2001 UPS notified the Company of their election to terminate the data processing facility lease and their election to exercise their option to purchase the building. On January 31, 2002 UPS purchased the building for $127.9 million and the land on which the building is located for $13.6 million.

Stock Ownership of Certain Beneficial Owners and Management

Set forth below is information relating to the beneficial ownership of OPL Common Stock by (i) each director or director nominee, (ii) each Named Executive Officer (as defined below), and (iii) all directors and executive officers as a group. All shares are owned of record and beneficially, and each person and group identified has sole voting and investment power with respect to such shares, except as otherwise indicated.

No individual or group known to the Company beneficially owns more than five percent of the outstanding shares of OPL Common Stock.

	Common Stock Held as of May 31, 2002(1)
Name	Shares Beneficially Owned (2)	Additional Shares in which the Director or Nominee has, or Participates in the Voting or Investment Power (3)	Total Shares and Percent of Class
Mark R. Bridges Cumberland House One Victoria Street P.O. Box 1581 Hamilton, HM GX, Bermuda	94,142	—	94,142(0.08%)
Michael J. Cascio 1700 Market Street 27th Floor Philadelphia, PA 19103	80,820	—	80,820(0.07%)
Robert J. Clanin 55 Glenlake Parkway NE Atlanta, GA 30328	35,715	5,562,472	5,398,187(4.53%)
Mark B. Cloutier Cumberland House One Victoria Street P.O. Box 1581 Hamilton, HM GX, Bermuda	4,526	—	4,526(0.00%)
D. Scott Davis 55 Glenlake Parkway NE Atlanta, GA 30328	17,791	—	17,791(0.01%)
Mary R. Hennessy Cumberland House One Victoria Street P.O. Box 1581 Hamilton, HM GX, Bermuda	114,789	—	114,789(0.10%)

	Common Stock Held as of May 31, 2002(1)
Name	Shares Beneficially Owned(2)	Additional Shares in which the Director or Nominee has, or Participates in the Voting or Investment Power(3)	Total Shares and Percent of Class
Joseph M. Pyne 55 Glenlake Parkway NE Atlanta, GA 30328	21,977	—	21,977(0.02%)
Cyril E. Rance Blue Anchorage No. 6 Agars Hill—Point Shares Pembroke, HM 05, Bermuda	2,000	—	2,000(0.00%)
Jed E. Rhoads Cumberland House One Victoria Street P.O. Box 1581 Hamilton, HM GX, Bermuda	30,402	—	30,402(0.03%)
All directors and executive officers as a group (9 persons)	402,162	5,362,472	5,764,634(4.84%)

(1)
These holdings are reported in accordance with regulations of the Securities and Exchange Commission (SEC) requiring the disclosure of shares as to which directors and officers hold voting or disposition power, notwithstanding the fact that they are held in a fiduciary, rather than a personal, capacity and that the power is shared among a number of fiduciaries including, in several cases, corporate trustees, directors or other persons who are neither officers nor directors of OPL.

(2)
The amounts shown in this column include an aggregate of 14,123 shares owned by or held in trust for members of the families of Mr. Clanin as to which they disclaim beneficial ownership. The amounts shown in this column include unvested Restricted Stock held by the Named Executive Officers.

(3)
None of the directors, nominees, other officers or members of their families, have any ownership rights in the shares listed in this column. Of the shares, 5,025,310 are owned by a charitable foundation on whose Board of Trustees Mr. Clanin and other persons serve and 337,162 shares are held by a charitable foundation of which Mr. Clanin and other persons are trustees.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on the review of the forms required by Section 16(a) of the Securities Exchange Act of 1934 that have been filed, and written representation that no other forms are required, OPL believes that all filing requirements applicable to its officers and directors have been complied with. There are no beneficial owners known to the Company that own more than 10% percent of the outstanding shares of the Company’s Common Stock.

EXECUTIVE COMPENSATION

The following table provides certain summary information concerning the compensation paid or accrued by OPL and its Subsidiaries, to or on behalf of its Chief Executive Officer, as well as each of the four other most highly compensated executive officers of OPL, determined for the year ended December 31, 2001, (collectively the “Named Executive Officers”), and for the years ended December 31, 2000 and 1999:

	Annual Compensation				Long-term Compensation
Name and Principal Position	Year	Salary	Bonus(5)	Other Annual Compensation(6)	Restricted Stock Awards(7)	Shares Underlying Options / SARs(8)	All Other Compensation(9)
Mary R. Hennessy	2001	$560,000	$550,000	$189,333	$1,664,441	262,646	$6,800
President and Chief	2000	$400,000	$—	$156,000	$—	84,311	$—
Executive Officer(1)

Mark R. Bridges	2001	$300,000	$329,300	$96,000	$1,235,052	70,352	$30,965
EVP and Chief	2000	$240,000	$—	$96,000	$—	36,414	$12,000
Financial Officer	1999	$171,875	$176,135	$135,000	$—	7,021	$8,175

Michael J. Cascio	2001	$420,000	$315,000	$10,000	$1,171,890	82,077	$6,800
President, OPUS Re(2)	2000	$280,000	$—	$120,000	$—	49,181	$14,000

Mark B. Cloutier	2001	$250,000	$27,000	$84,000	$65,627	48,855	$6,800
Chief Claims Officer of OPRe(3)	2000	$24,615	$100,000	$29,567	$—	—	$—

Jed E. Rhoads	2001	$400,000	$28,100	$205,369	$334,211	125,070	$6,800
President of OP Finite(4)	2000	$25,000	$—	$17,115	$125,001	44,429	$—

(1)	Ms. Hennessy commenced employment with OPL in January 2000 and terminated her employment during April 2002.
(2)	Mr. Cascio commenced employment with OPL in January 2000 as Chief Underwriting Officer. On February 1, 2001 Mr. Cascio was appointed President and Chief Executive Officer of OPUS Re.
(3)	Mr. Cloutier commenced employment with OPL in November 2000.
(4)	Mr. Rhoads commenced employment with OPL in December 2000 and terminated his employment in April 2002.
(5)
The 1999 bonus amounts include awards in respect of performance for both 1998 (awarded and paid in January 1999) and 1999 (awarded and paid in November 1999). Amounts shown for 2001 reflect awards determined and paid in 2001 in relation to 2000 performance. Amounts awarded in 2002 in relation to 2001 performance will be recorded in 2002. Mr. Cloutier received a signing on bonus in November 2000.

(6)	Other annual compensation consists of housing allowances. In addition, Ms. Hennessy was reimbursed for her 2000 relocation expenses.
(7)
The terms of the Restricted Stock awards granted in 2001 to the Named Executive Officers are described in detail in the footnotes to the table “Restricted Stock Awards”. Amounts reflect number of shares granted times the OPL Common Stock fair value on the date of the grant.

(8)	The terms of the stock options granted in 2001 to the Named Executive Officers are described in detail in the footnotes to the table “Stock Option / SAR Grants in 2001”.
(9)
“All Other Compensation” for 2001 includes the following: (i) contributions to OPL’s 401(k) Plan and (ii) contributions to OPL’s pension plan. None of the Named Executive Officers received fees for serving as a director or committee member.

Restricted Stock Awards

The following table sets forth information concerning the aggregate value of Restricted Stock held by the Named Executive Officers at December 31, 2001:

Name	Restricted Stock (6)	Number of Restricted Ordinary Shares
Mary R. Hennessy(1)	$1,664,441	114,789

Mark R. Bridges(2)	$1,235,052	85,176

Michael J. Cascio(3)	$1,171,890	80,820

Mark B. Cloutier(4)	$65,627	4,526

Jed E. Rhoads(5)	$440,829	30,402

(1)
Restricted Stock grants totaling 49,079 shares vest 100% on 12/31/02. Restricted Stock grants totaling 41,379 shares vest 100% on 3/31/03. Restricted Stock grants totaling 24,331 shares vest 100% on 3/31/04.

(2)
Restricted Stock grants totaling 49,079 shares vest 100% on 12/31/02. Restricted Stock grants totaling 20,690 shares vest 100% on 3/31/03. Restricted Stock grants totaling 15,407 shares vest 100% on 3/31/04.

(3)
Restricted Stock grants totaling 49,079 shares vest 100% on 12/31/02. Restricted Stock grants totaling 24,138 shares vest 100% on 3/31/03. Restricted Stock grants totaling 7,603 shares vest 100% on 3/31/04.

(4)	Restricted Stock grants totaling 4,526 shares vest 100% on 3/31/04.
(5)	Restricted Stock grants totaling 18,816 shares vest 100% on 11/30/03. Restricted Stock grants totaling 11,586 shares vest 100% on 3/31/04.
(6)	Amounts reflect number of shares granted times the OPL Common Stock fair value of $14.50 per share at December 31, 2001.

In the event the Named Executive Officers’ employment is terminated without cause, the Participant has 45 days to exercise a put option, requesting that OPL purchase his or her shares at current fair value.

Stock Option / SAR Grants in 2001

The following table contains information concerning the grant of stock options to the Named Executive Officers in 2001 under OPL’s 2000 Incentive Compensation Plan:

Name	Number of Shares Underlying Options/SARs Granted (1)		% of Total Options /SARs Granted to Employees	Exercise or Base Price (2)	Expiration Date (3)	Potential Realizable Value at Assumed Annual Rates of OPL Stock Appreciation for Options / SARs Term (4)
						0%	5%	10%
Mary R. Hennessy	112,646	(5)	100.0%	$14.50	3/31/04	$—	$223,636	$465,315
	150,000		10.0%	$14.50	8/15/11	$—	$1,367,846	$3,466,390
Mark R. Bridges	70,352		4.7%	$14.50	8/15/11	$—	$641,538	$1,625,783
Michael J. Cascio	82,077		5.5%	$14.50	8/15/11	$—	$748,458	$1,896,739
Mark B. Cloutier	48,855		3.3%	$14.50	8/15/11	$—	$445,507	$1,129,003
Jed E. Rhoads	125,070		8.3%	$14.50	8/15/11	$—	$1,140,510	$2,890,276

(1)
The 2000 Incentive Compensation Plan generally provides for granting of incentive stock options (“ISOs”), non-qualified stock options (“NQSOs”) (collectively “Stock Options”), stock appreciation rights (“SARs”), and shares of Restricted Stock. All grants shown are for Stock Options, except as noted. The option price per share of Stock Options must be equal to the fair market value of a share of Common Stock on the date granted. The purchase price of any Stock Option must be paid upon exercise in (i) immediately available funds, (ii) shares of Common Stock, or (iii) a combination of (i) and (ii). Shares acquired from exercise of a Stock Option are subject to transferability restrictions, as detailed in OPL’s Bye-Laws and Memorandum of Association. In the event of a “Change in Control” any unvested Stock Options and SARs will immediately vest. Under the terms of the Named Executive Officers’ employment contracts a change in control of the Company would occur if, upon completion of the acquisition of any interest in any shares, a third party, together with persons acting in concert with the third party, would hold more than 50% of the Common Share Capital of the Company.

(2)	Represents the price of OPL Common Stock on the date of the original grant of Option or SAR.
(3)	For SARs, rights may only be exercised for cash during the four-week period prior to the expiration date.
(4)
Based on the actual term of the Stock Options or SARs and annual compounding. The dollar amounts in the 5% and 10% columns are the result of calculations at the assumed appreciation rates set by the Securities and Exchange Commission and are not intended to forecast future appreciation of shares of Common Stock. The dollar amounts in the 0% column reflect that, as a result of OPL’s decision to runoff most of its operations, it is unlikely that the unexercised Stock Options or SARs will have any value in the future.

(5)	Granted as SARs.

Stock Options and Stock Appreciation Rights Exercises and Holdings

The following table sets forth information on the value of unexercised Stock Options and SARs held by the Named Executive Officers on December 31, 2001. No Stock Options or SARs were exercised by any Named Executive Officer during 2001.

Aggregated Stock Option / SAR Value at December 31, 2001

	Number of Securities Underlying Unexercised Options/SAR’s At Fiscal Year End (#)		Value of Unexcercised In-The-Money Options/SAR’s At Fiscal Year-End ($)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Mary R. Hennessy	—	346,957	$—	$0
Mark R. Bridges	—	113,787	$—	$0
Michael J. Cascio	—	131,258	$—	$0
Mark B. Cloutier	—	48,855	$—	$0
Jed E. Rhoads	—	169,499	$—	$0

(1)
Based on the fair value per share of OPL Common Stock, as determined by the Board of Directors, as of December 31, 2001 minus the fair value per share of OPL Common Stock at the time of grant of the SAR or Stock Option. As a result of OPL’s decision to runoff most of its operations, it is unlikely that the unexercised Stock Options or SARs will have any value in the future.

Employment Contracts and Termination of Employment Arrangements

This section discusses the employment contracts and termination agreements for the Chief Executive Officer and the other Named Executive Officers.

In the employment contracts and termination agreements of each of the Named Executive Officers, “Good Reason” means (a) the sale or other disposition by the Company of all or substantially all of its reinsurance operations, (b) the change in control of the Company through the acquisition of any interest in any shares, if, upon completion of such acquisition the third party, together with persons acting in concert with the third party, would hold more than 50% of the Common Share Capital of the Company (“Change in Control”), (c) repeated violations by the Company of its obligations under the employment contracts, (d) without the Executive’s consent, the Company reduces the Executive’s current base salary, reduces the Executive’s then current target total annual compensation, reduces the Executive’s housing allowance, or reduces any of the benefits provided to the Executive, (e) a diminution in the Executive’s duties or responsibilities or the assignment of the Executive of any duties inconsistent in any adverse respect with the Executive’s then current duties and responsibilities or, (f) the work permit of the Executive is terminated by the Government of Bermuda. Definition (f) does not apply to Mr. Cascio’s employment contract.

In the employment contracts and termination agreements of each of the Named Executive Officers “Cause” means (a) an act or acts of personal dishonesty taken by the Executive and intended to result in the material personal enrichment of the Executive at the expense of the Company and its Associated Companies, excluding for this purpose any isolated, insubstantial or inadvertent action not taken in bad faith which is remedied by the Executive in a reasonable period of time after receipt of reasonably prompt written notice thereof from the Company, (b) repeated violations by the Executive of his obligations under this Agreement which are demonstrably willful and deliberate and which are not remedied in a reasonable period of time by the Executive after receipt of reasonably prompt written notice thereof from the Company, or, (c) the Executive’s conviction of a felony involving moral turpitude.

Effective January 1, 2000, the Company entered into an Employment Agreement with Mary R. Hennessy which provided that she serve as the President and Chief Executive Officer of the Company, set her annual base salary effective March 1, 2001 at $560,000, (subject to annual review), set her target annual incentive at 125% of base salary for 2001 and subsequent years, (subject to annual review), set her target long-term incentive opportunity at not less than 236% of base salary as of April 1, 2000, as well as providing for the terms of payment of salary and benefits in the event of her death or disability, termination or a Change in Control. Pursuant to the agreement, Ms. Hennessy received bonuses in accordance with the Company’s Compensation Program.

Ms. Hennessy was also provided the right to participate in the Company’s retirement plan and a monthly housing allowance of $13,000, as well as certain additional benefits provided executive officers, (including those provided to all employees generally), as detailed in the “Summary Compensation” and “Stock Option / SAR Grants in 2001” tables above.

The Board of Directors also agreed to nominate Ms. Hennessy to the Board of Directors. Additionally, if Ms Hennessy’s employment is terminated by OPL without Cause or by Ms. Hennessy with Good Reason during the term of the agreement, she is entitled to receive 1) two times her annual base salary, 2) the pro rata target annual incentive amount for the year of termination, and 3) two times the monthly housing allowance. In addition, all grants of Restricted Stock, Stock Options and SARs immediately vest and benefits are extended for one year after termination, ceasing earlier if equivalent benefit coverage is received by Ms. Hennessy. Also, in the Event of a Change in Control, Ms. Hennessy would be reimbursed for the tax imposed, if any, under Section 4999 of the U.S. Internal Revenue Code, or any similar tax, such that she would be in the same position after-tax as she would have been had no excise tax liability been incurred under Section 4999 of the Code.

The agreement terminates December 31, 2002, unless automatically extended annually thereafter or terminated at an earlier time pursuant to its terms. In the event the agreement is not extended, at the time of termination she is entitled to receive one times her annual base salary plus the target annual incentive amount plus any earned annual incentive amount for the final year of employment.

On March 14, 2002, pursuant to the terms of her Employment Agreement with the Company, Ms. Hennessy gave formal notice of her intention to terminate her employment no later than April 15, 2002. Ms. Hennessy also exercised a put-option to sell 114,789 restricted shares to the Company at $11.07 per share.

Effective January 1, 2000, the Company entered into an Employment Agreement with Mark R. Bridges which provides that he serve as Executive Vice President and Chief Financial Officer of the Company, set his annual base salary effective March 1, 2001 at $300,000 (subject to annual review), set his target annual incentive at 100% of base salary for 2001 and subsequent years (subject to annual review), set his target long-term incentive opportunity at 150% of base salary, as well as providing for the terms of payment of salary and benefits in the event of his death or disability, termination or a Change in Control. Pursuant to the agreement, Mr. Bridges will receive bonuses in accordance with the Company’s Compensation Program.

Mr. Bridges was also provided the right to participate in the Company’s retirement plan and a monthly housing allowance of $8,000, as well as certain additional benefits provided executive officers, (including those provided to all employees generally), as detailed in the “Summary Compensation” and “Stock Option / SAR Grants in 2001” tables above.

If Mr. Bridges’ employment is terminated by OPL without Cause or by Mr. Bridges with Good Reason during the term of the agreement, he is entitled to receive 1) two times his i) annual base salary and ii) target annual incentive amount, 2) the pro rata target annual incentive amount for the year of termination, and 3) the monthly housing allowance for twenty-four months after termination, which shall cease if he obtains full-time employment or leaves Bermuda. In addition, all grants of Restricted Stock, Stock Options and SARs immediately vest. Mr. Bridges will also be entitled (within 45 days) to exercise a put option, requesting that OPL purchase his shares at current fair value.

The agreement terminates December 31, 2002, unless automatically extended annually thereafter or terminated at an earlier time pursuant to its terms. In the event the agreement is not extended, at the time of termination he is entitled to receive one times his annual base salary plus the target annual incentive amount plus any earned annual incentive amount for the final year of employment. In addition, he shall receive the monthly housing allowance for twelve months after termination, which shall cease if he obtains full-time employment or leaves Bermuda.

Following the Board of Directors February 13, 2002 announcement to restructure OPL and cause most of its operations to begin an orderly runoff, Mr. Bridges and the Company have agreed a replacement contract which provides that he serve as President and Chief Executive Officer of the Company. This contract has not yet been finalized but is expected to be signed during early July 2002. The contract is expected to set his annual base salary effective March 1, 2002 at $350,000 (subject to annual review), sets his target annual incentive at 100% (subject to a minimum of 50% and a maximum of 150%) of base salary for 2002 and subsequent years (subject to annual review) as well as providing for the terms of payment of salary and benefits in the event of his death or disability, termination or a Change in Control.

Mr. Bridges was also provided the right to participate in the Company’s retirement plan and a monthly housing allowance of $12,500 which shall increase by $500 per month on each subsequent January 1, as well as certain additional benefits which are provided to all employees generally.

In addition, Mr. Bridges shall be entitled to a bonus, payable as of the earliest of (i) April 15, 2005, (ii) a Change of Control, (iii) the Executive’s termination without Cause or (iv) the Executive’s termination of employment for Good Reason. The final amount of the bonus payable hereunder shall be determined at the sole discretion of the Compensation Committee in accordance with the provisions of the Overseas Partners Ltd. Special Retention and Incentive Plan. Such bonus shall not be paid if the Executive’s employment is terminated for Cause or the Executive terminates employment without Good Reason.

The scheduled termination date for this agreement is April 14, 2005 unless this agreement is: (i) terminated by the Company with or without Cause, (ii) terminated by the Executive with or without Good Reason or (iii) due to the death or total and permanent disability of the Executive in accordance with the applicable long-term policies of the Company in which the Executive participates. The agreement can also be automatically extended so as to terminate on the first annual anniversary of each Renewal Date after the initial term, unless either the Company or the Executive shall give the other written notice. If Mr. Bridges employment is terminated by OPL without cause or by Mr. Bridges with good reason during the term of the agreement, he is entitled to receive in addition to accrued salary and benefits 1) two times his i) annual base salary and ii) target annual incentive amount, 2) the pro rata target annual incentive amount for the year of termination, and 3) the monthly housing allowance and medical benefits for twenty-four months after termination, which shall cease if he obtains full-time employment or leaves Bermuda. In addition, all grants of Restricted Stock, Stock Options and SARs immediately vest. Mr. Bridges will also be entitled (within 45 days) to exercise a put option, requesting that OPL purchase his shares at current fair value.

Effective January 1, 2000, the Company entered into an Employment Agreement with Michael J. Cascio which provides that he serve as President and Chief Executive Officer of OPUS Re, set his annual base salary effective February 1, 2001 at $420,000 (subject to annual review), set his target annual incentive at 100% of base salary for 2001 and subsequent years (subject to annual review), set his target long-term incentive opportunity at 125% of base salary, as well as providing for the terms of payment of salary and benefits in the event of his death or disability, termination or a Change in Control. Pursuant to the agreement, Mr. Cascio will receive bonuses in accordance with the Company’s Compensation Program

Mr. Cascio was also provided the right to participate in the Company’s retirement plan, as well as certain additional benefits provided executive officers, (including those provided to all employees generally), as detailed in the “Summary Compensation” and “Stock Option/SAR Grants in 2001” tables above.

If Mr. Cascio’s employment is terminated by OPL without Cause or by Mr. Cascio with Good Reason during the term of the agreement, he is entitled to receive 1) two times his annual base salary, 2) the pro rata target annual incentive amount for the year of termination, and 3) payment of actual expenses (up to $30,000) incurred in relocating to Bermuda, provided such relocation occurs within six months after termination. In addition, all grants of Restricted Stock, Stock Options and SARs immediately vest.

The agreement terminates December 31, 2002, unless automatically extended annually thereafter or terminated at an earlier time pursuant to its terms. In the event the agreement is not extended, at the time of termination he is entitled to receive one times his annual base salary plus the target annual incentive amount plus any earned annual incentive amount for the final year of employment. In addition, he shall receive payment of actual expenses (up to $30,000) incurred in relocating to Bermuda, provided such relocation occurs within six months after termination.

Effective December 1, 2000, the Company entered into an Employment Agreement with Jed E. Rhoads which provides that he serve as Executive Vice President-Reinsurance of OPRe and President of OP Finite, set his annual base salary effective March 1, 2001 at $400,000 (subject to annual review), set his target annual incentive at 100% of base salary for 2001 and subsequent years (subject to annual review), set his target long-term incentive opportunity at 200% of base salary, as well as providing for the terms of payment of salary and benefits in the event of his death or disability, termination or a Change in Control. Pursuant to the agreement, Mr. Rhoads will receive bonuses in accordance with the Company’s Compensation Program and will also receive a bonus of $500,000 upon the earlier of (i) July 1, 2002 or (ii) the date of the consummation of an acquisition that constitutes a Change in Control, provided that Mr. Rhoads remains continuously employed by the Company through and including the applicable date. Such bonus was in order to retain stability of the Company’s executive team pending completion of the Company’s review of strategic alternatives.

Mr. Rhoads was also provided the right to participate in the Company’s retirement plan and a monthly housing allowance of between $16,667 and $20,667, based on actual housing cost, as well as certain additional benefits provided executive officers, (including those provided to all employees generally), as detailed in the “Summary Compensation” and “Stock Option / SAR Grants in 2001” tables above.

If Mr. Rhoads employment is terminated by OPL without Cause or by Mr. Rhoads with Good Reason during the term of the agreement, he is entitled to receive 1) two times his i) annual base salary and ii) target annual incentive amount, 2) the pro rata annual incentive amount earned for the year of termination, and 3) the monthly housing allowance for twenty-four months after termination, which shall cease if he obtains full-time employment or leaves Bermuda. In addition, all grants of Restricted Stock and Stock Options immediately vest.

The agreement terminates November 30, 2003, unless automatically extended annually thereafter or terminated at an earlier time pursuant to its terms. In the event the agreement is not extended, at the time of termination he is entitled to receive one times his annual base salary plus the target annual incentive amount plus any earned annual incentive amount for the final year of employment. In addition, he shall receive the monthly housing allowance for twelve months after termination, which shall cease if he obtains full-time employment or leaves Bermuda.

Effective April 15, 2002, Mr. Rhoads employment with the Company was terminated as a consequence of the Company declaring a runoff situation. Pursuant to the terms of his Employment Agreement Mr. Rhoads’ termination was treated as a termination without Cause. Mr. Rhoads also exercised a put-option to sell 30,402 restricted shares to the Company at $11.07 per share.

Effective November 14, 2000, the Company entered into an Employment Agreement with Mark B. Cloutier which provides that he serve as Executive Vice President and Chief Claims Officer of OPRe, set his annual base salary effective March 1, 2001 at $250,000 (subject to annual review), set his target annual incentive at 75% of base salary for 2001 and subsequent years (subject to annual review), set his target long-term incentive opportunity at 125% of base salary, as well as providing for the terms of payment of salary and benefits in the event of his death or disability, termination or a Change in Control. Pursuant to the agreement, Mr. Cloutier will receive bonuses in accordance with the Company’s Compensation Program.

Mr. Cloutier was also provided the right to participate in the Company’s retirement plan and a monthly housing allowance of $7,000, as well as certain additional benefits provided executive officers, (including those provided to all employees generally), as detailed in the “Summary Compensation” and “Stock Option / SAR Grants in 2001” tables above.

If Mr. Cloutier’s employment is terminated by OPL without Cause or by Mr. Cloutier with Good Reason during the term of the agreement, he is entitled to receive 1) two times his annual base salary, 2) the pro rata target annual incentive amount for the year of termination, 3) two times the monthly housing allowance, and 4) the expense cost (up to $30,000) of relocating from Bermuda, provided such relocation occurs within six months following termination. In addition, all grants of Restricted Stock and Stock Options immediately vest. Mr. Cloutier will also be entitled (within 45 days) to exercise a put option, requesting that OPL purchase his shares at current fair value.

The agreement terminates November 13, 2003, unless automatically extended annually thereafter or terminated at an earlier time pursuant to its terms. In the event the agreement is not extended, at the time of termination he is entitled to receive one times his annual base salary plus the target annual incentive amount plus any earned annual incentive amount for the final year of employment. In addition, he shall receive two times the monthly housing allowance plus the expense cost (up to $30,000) of relocating from Bermuda, provided such relocation occurs within six months following termination.

To promote stability among the other executive officers and employees, the Board of Directors of OPL authorized the Company to enter into agreements with other key employees regarding their termination due to a displacement. Displacement means the termination of the employee’s employment with the Company as a consequence of declaring a runoff situation and where no Change in Control of the Company has occurred.

Following the Board of Directors February 13, 2002 announcement to restructure OPL and cause most of its operations to begin an orderly runoff, Mr. Cloutier and the Company have agreed a replacement contract which provides that he serve as President and Chief Executive Officer of Overseas Partners Re Ltd. This contract has not yet been finalized but it is expected to be signed by early July 2002. The contract is expected to set his annual base salary effective March 1, 2002 at $300,000 (subject to annual review), sets his target annual incentive at 100% (subject to a minimum of 50% and a maximum of 150%) of base salary for 2002 and subsequent years (subject to annual review) as well as providing for the terms of payment of salary and benefits in the event of his death or disability, termination or a Change in Control.

Mr. Cloutier was also provided the right to participate in the Company’s retirement plan and a monthly housing allowance of $10,500 which shall increase by $500 per month on each subsequent January 1. In addition, the Company will reimburse the Executive for the cost of one round-trip business class airline ticket between Bermuda and Dallas, Texas each month and provide certain additional benefits which are provided to all employees generally.

In addition, Mr. Cloutier shall be entitled to a bonus, payable as of the earliest of (i) April 15, 2005, (ii) a Change of Control, (iii) the Executive’s termination without Cause or (iv) the Executive’s termination of employment for Good Reason. The final amount of the bonus payable hereunder shall be determined at the sole discretion of the Compensation Committee in accordance with the provisions of the Overseas Partners Ltd. Special Retention and Incentive Plan. Such bonus shall not be paid if the Executive’s employment is terminated for Cause or the Executive terminates employment without Good Reason.

The scheduled termination date for this agreement is April 14, 2005 unless this Agreement is: (i) terminated by the Company with or without Cause, (ii) terminated by the Executive with or without Good Reason or (iii) due to the death or total and permanent disability of the Executive in accordance with the applicable long-term policies of the Company in which the Executive participates. The Agreement can also be automatically extended so as to terminate on the first annual anniversary of each Renewal Date after the initial term, unless either the Company or the Executive shall give the other written notice. If Mr. Cloutiers’ employment is terminated by OPL without cause or by Mr. Bridges with good reason during the term of the agreement, he is entitled to receive in addition to accrued salary and benefits 1) two times his i) annual base salary and ii) target annual incentive amount, 2) the pro rata target annual incentive amount for the year of termination, and 3) two times the monthly housing allowance 4) medical benefits for twenty-four months after termination, which shall cease if he obtains full-time employment and 5) the expense cost (up to $30,000) of relocating from Bermuda, provided such relocation occurs within six months following termination. In addition, all grants of Restricted Stock, Stock Options and SARs immediately vest. Mr. Cloutier will also be entitled (within 45 days) to exercise a put option, requesting that OPL purchase his shares at current fair value.

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors (the “Committee”) has provided the following report on Executive Compensation:

Philosophy and Composition of Committee

The Committee is comprised entirely of the following non-management directors: Cyril E. Rance, Chairman, Robert J. Clanin and D. Scott Davis. The Committee has responsibility for determining the compensation of the Chief Executive Officer (“CEO”) and for approving the compensation of the other officers of OPL and its subsidiaries upon the recommendation of the CEO.

The objectives of the Committee are to (i) achieve fair compensation for the individuals; (ii) enhance shareowner value by attracting and retaining qualified executives who are creative, motivated and dedicated; and (iii) align the financial rewards of management with those of the Company’s shareowners.

Establishment of Executive Compensation Program and Procedures

The executive compensation program has been amended over the last couple of years to reflect the new strategic direction of the Company after the cancellation of the shipper’s risk program in late 1999. The Company hired a new CEO and other executive officers during 2000 to develop and initiate a strategy to become one of the world’s largest specialty reinsurance companies focused on a small number of specialized products, delivered by experienced professionals. The current compensation program reflects the fact that the reinsurance industry is very competitive, high risk and complex. Successful companies differentiate themselves from their competitors by the talent deployed to meet their customer needs. The current compensation program also reflects the unique circumstances that relate to the attraction and retention of superior executives in Bermuda.

The Committee utilized the services of Gough Management Company, a compensation consultant, to assist in the development of the current compensation philosophy and to make recommendations regarding OPL’s executive compensation program.

As an overall evaluation tool in determining levels of compensation and compensation opportunity (e.g., base salary, annual incentive targets and stock-based compensation grant levels) for the Company’s executive officers, the Committee reviews the compensation policies and levels of pay opportunity of other reinsurance and insurance companies based in Bermuda. The Committee also reviews published reinsurance and insurance industry compensation surveys, both for Bermuda and U.S. companies, as they are applicable to officers and other employees. Although the Committee has not defined or established a specific comparison group of reinsurance companies for determination of compensation, those listed in the salary surveys that share one or more common traits with OPL, such as asset size, geographic location, and similar lines of business, are given more weight.

The Company generally targets the median to second quartile of comparable companies in establishing cash based compensation and long-term incentives.

Components of the Named Executive Officer Compensation for 2001

For 2001, the executive compensation program for the Named Executive Officers consisted of the following components:

Base Salary:    The Named Executive Officers’ base salaries and performance are reviewed annually. The base salaries are primarily determined by evaluating the individual officers’ level of responsibilities for their position, the strategic importance of their position, their position relative to other positions within OPL, and by comparing salaries detailed in the salary surveys for executives with similar experience and responsibilities outside of OPL. Bermuda-based officers are compared using surveys for Bermuda-based companies, while U.S.-based officers are compared using surveys for U.S.-based companies. Consideration is also given to the views of the CEO regarding how the Named Executive Officer has performed during prior years. The Committee does not place specific weight on any of the above-listed factors.

Housing allowance:    Allowances for Bermuda based executives are intended to subsidize the executive officers’ rental costs given the high cost of living in Bermuda. Such allowances are determined at the sole discretion of the Committee. The Named Executive Officers’ monthly housing allowances remained at the same levels as prior years.

Annual Incentive Compensation:    Each Named Executive Officer has a target and a maximum bonus available based upon a percentage of his/her base salary. Actual incentive awards are payable in cash based on the achievement of both individual and corporate financial and strategic goals. Individual goals, both qualitative and quantitative, are established annually for each officer and differ depending upon each officer’s job responsibilities.

The annual incentive awards approved by the Committee and paid in 2001 relate to 2000 performance. In assessing individual performance, the Committee considered a number of achievements in relation to, amongst other things, capital management, development of people, systems and infrastructure and the production of new business. The Committee also considered the Company’s financial performance, in particular the volume and profitability of new business written. The Committee placed little weight on actual net earnings for the performance period recognizing that such results were adversely impacted by underwriting losses on business written prior to the recruitment of the new executive team.

Long-term incentive compensation:    OPL’s philosophy for granting Stock Options, SARs and Restricted Stock is based on the principles of encouraging key employees to remain with the Company by providing them with a long-term interest in the Company’s overall performance and an incentive to create long-term shareowner value. Stock Option and SAR grants provide an incentive for the creation of shareowner value since the full benefit of the grant to each Named Executive Officer can only be realized with an appreciation in the price of OPL’s Common Stock. Restricted Stock grants also provide an incentive for the creation of shareowner value, but better meet the objectives of executive retention and attraction, since the benefit of the grant is primarily dependent upon extended service with the Company.

Stock Options and Restricted Stock are granted to Named Executive Officers pursuant to the OPL 2000 Incentive Compensation Plan using guidelines that consider competitive long-term incentive opportunities for the position and individual responsibilities and performance.

All grants were made at a per share exercise price equal to 100% of the fair market value on the date of grant. The total number of Stock Option grants made in 2001 for all participants was for 1,501,831 shares of OPL Common Stock, of which 476,354 shares, or 31.72%, were awarded to the Named Executive Officers. The total number of Restricted Stock grants made in 2001 for all participants was for 446,749 shares of OPL Common Stock, of which 308,360 shares, or 69.02%, were awarded to the Named Executive Officers. The total number of SAR grants made in 2001 for all participants was 112,646, of which 100% were granted to Ms. Hennessy.

Determination of the CEO’s Compensation

Mary R. Hennessy served as the CEO of the Company from April 1, 2000 to April 15 , 2002. Ms. Hennessy’s compensation package is detailed under the tables and descriptive paragraphs of this section entitled “Executive Compensation and Other Information.”

In evaluating the CEO’s performance, the Committee reviews the financial performance of the Company and other performance assessment areas uniquely determined for the CEO, as determined by the Committee.

Base salary:    Ms. Hennessy’s base salary for 2001 was determined by the Committee after an assessment of competitive salary levels for CEO’s of similar-sized reinsurance companies and her overall performance as a leader of the Company. Based on these factors and to better align base salary with assessed market rates, the Committee established Ms. Hennessy’s 2001 annual base salary at $560,000.

Housing allowance:    Ms. Hennessy’s housing allowance remained at $13,000 per month, consistent with the prior year.

Annual Incentive Compensation:    Target Annual Incentive opportunity for 2000 performance was 100% of base salary, with a maximum of 150% of base salary. The annual incentive, paid in 2001 and earned for 2000 performance, was determined by the Committee to be $550,000. The Committee considered both the performance of the Company and the individual performance of Ms. Hennessy, although significantly more weight was given to the latter criteria reflecting the transitional nature of the Company and fact that actual net earnings for the performance period were adversely impacted by underwriting losses on business written prior to her assuming the CEO position. Ms. Hennessy’s individual performance weighting reflected, amongst other things, the development and initiation of the Company’s strategic plan to become one of the world’s largest specialty reinsurance companies, discontinuation and other corrective action associated with certain unprofitable product lines, development of new specialty reinsurance products, the attraction and development of a new management team, development of key systems and infrastructure, the acquisitions of OPUS Re and OP Finite and the building of other underwriting teams.

Long-term incentive compensation:    Under the terms of her employment agreement Ms. Hennessy was entitled to receive a long-term incentive award that targeted a value of 236% of base salary. The target value was based on the Committee’s assessment of competitive award levels for CEO’s of similar-sized reinsurance companies and assumed a 10% per annum compound growth in fair value over the three-year vesting period. The award was satisfied through a combination of Stock Options, Restricted Stock and SARs, each of which were granted at a per share exercise price equal to 100% of the fair value per share at the grant date. In addition, Ms. Hennessy was granted 49,079 Restricted Stock shares, which vest 100% on December 31, 2002, to fulfill the Company’s obligation to Ms. Hennessy under the terms of her 2000 employment contract.

The Company is not subject to Section 162(m) of the Internal Revenue Service Code.

The foregoing report has been respectfully furnished by the members of the Compensation Committee, being:

Cyril E. Rance, Chairman
Robert J. Clanin
D. Scott Davis

Performance Graph

The following graph shows a five year comparison of cumulative total shareowner returns for OPL, the Standard & Poor’s 500 Index (the S&P 500) and the Standard & Poor’s Multi-Line Insurance Companies Index (the S&P Multi-Line). The comparison of the cumulative total returns on investment (change in annual stock price plus reinvested dividends) for each of the annual periods assumes that $100 was invested on December 31, 1996 in each of OPL’s Common Stock, the S&P 500 and the S&P Multi-Line.

OPL Common Stock is not listed on a securities exchange or traded in the over-the-counter market. We currently value our shares at their fair value as determined by the Board of Directors. The current fair value of $11.07 per share was determined by our Board of Directors at their meeting on February 13, 2002. Prior to November 23, 1999 we purchased, recalled and issued shares at book value as determined by our annual audited consolidated balance sheet.

In determining the fair value, the Board has considered a variety of factors, including past and current earnings and cash flow, the present value of discounted projected future earnings and cash flow, the stock price, earnings and book value of comparable companies, industry considerations, liquidity, debt-to-equity ratios and industry multiples as well as opinions furnished from time to time by investment counselors acting as independent appraisers. In its determination of the price to be paid for our stock, the Board has not followed any predetermined formula. It has considered a number of formulas commonly used in the evaluation of securities of closely held and publicly held companies, but its decisions have been based primarily on the judgment of the Board as to our long-range prospects rather than what the Board considers to be short-range trends relating to our Company or to the values of comparable companies. The Board does consider factors generally affecting the market prices of publicly traded securities within the reinsurance market, and prolonged changes in those prices could have an effect on the prices offered by us. One factor in determining the price at which securities trade in the organized securities markets is that of supply and demand. When demand is high in relation to the shares that investors seek to sell, prices tend to increase, while prices tend to decrease when demand is low in relation to shares being sold. Our Board of Directors does not give significant weight to supply-demand considerations in determining the fair value for our shares. The determination of fair value on February 13, 2002 also considered the impacts of the decision to put most of the operations of OPL into runoff.

The Board will evaluate the fair value on a semi-annual basis, with evaluations occurring in February and August of each year.

Report of the Audit Committee

The Audit Committee of Overseas Partners Ltd. (the “Committee”) is composed of three directors and operates under a written charter adopted by the Board of Directors. The members of the Committee for 2001 were Joseph M. Pyne (Chairman), Robert J. Clanin and Cyril E. Rance. The Committee recommends to the Board of Directors, subject to shareowner ratification, the selection of the Company’s independent auditors.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s consolidated audited financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated audited financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Company’s independent auditors also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors that firm’s independence.

Based upon the review of the consolidated audited financial statements and the Committee’s discussion with management and the independent auditors and the Committee’s review of the representation of management and the report of the independent auditors to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

The Audit Committee

Joseph M. Pyne, Chairman
Robert J. Clanin
Cyril E. Rance

Independence of Audit Committee Members

The members of the Audit Committee for 2001 were Messrs. Pyne, Rance and Clanin. Messrs. Clanin and Pyne are not “independent” directors as that term is defined in the NASD listing standards and NYSE rules due to their positions with UPS. The Board determined to include both Messrs. Clanin and Pyne on the Audit Committee because of its belief that they are qualified to serve in that capacity and the fact that the Company has no independent directors other than Mr. Rance, who is “independent” as defined in the NASD listing standards and NYSE rules and who also serves on the committee.

Fees Paid to Independent Auditors

Audit Fees

The aggregate fees, including expenses reimbursed, billed or expected to be billed by Deloitte & Touche for professional services rendered for the audit of the Company’s annual consolidated financial statements and examination of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q for the fiscal year ended December 31, 2001 were $550,983.

Financial Information Systems Design and Implementation Fees

Deloitte & Touche billed, or is expected to bill, $97,952 for professional services rendered to the Company for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

All Other Fees

The aggregate fees billed, or expected to be billed, by Deloitte & Touche for services rendered to the Company, other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees”, for the fiscal year ended December 31, 2001 were $682,472.

General

The Audit Committee has determined that the information technology consulting services relating to the financial information systems design and implementation and other non-audit services performed by the independent auditors is compatible with maintaining Deloitte & Touche’s independence.

APPOINTMENT OF INDEPENDENT AUDITORS
(Proposal No. 2)

The Board recommends, for appointment by the shareowners, Deloitte & Touche, Chartered Accountants, as independent auditors, to audit the consolidated financial statements of OPL for the year ending December 31, 2002 and to prepare a report on such audit. A representative of Deloitte & Touche will not be present at the Annual General Meeting.

The Board of Directors Recommends that Shareowners Vote FOR the Appointment of
Deloitte & Touche as Independent Auditors.

VOTING REQUIREMENTS

OPL’s Bye-laws require that at any Annual General Meeting of Shareowners, two shareowners present in person and representing in person or by proxy in excess of 50% of the outstanding voting shares of Common Stock will constitute a quorum for the Meeting. The Bye-laws further provide that any question brought before the Annual General Meeting will be decided by a simple majority of the votes cast, unless otherwise provided by The Companies Act of 1981 of Bermuda.

The election of directors and the appointment of auditors will be decided by a simple majority of 50% plus one of the votes cast. An abstention will have no effect on the outcome of the voting in respect of the election of directors and appointment of auditors.

OTHER BUSINESS

The Board is not aware of any business other than the election of Directors and the appointment of auditors to be presented for action at the Meeting. However, should any other matters requiring a vote of the shareowners arise, the proxies named in the accompanying proxy or Letter of Instruction will vote in accordance with their own best judgment.

SHAREOWNER PROPOSALS

In order for proposals of shareowners to be considered for inclusion in the proxy materials for the 2003 Meeting, such proposals must be received by OPL not later than March 4, 2003.

Notice of a proposal which a shareowner wishes to raise at the 2003 Meeting but does not wish to have included in OPL’s proxy materials for that meeting must be received by the Secretary of the Company not more than 60 days and not less than 30 days in advance of the 2003 Meeting in order to be considered timely under the Company’s Bye-laws. However, in the event that the Company gives shareowners less than 40 days’ notice of the date of the 2003 Annual General Meeting, notice of a proposal by a shareowner, to be timely, must be received not later than the close of business on the tenth day following the date that notice of the 2003 Meeting was mailed or public disclosure was made, whichever first occurs.

ANNUAL REPORT ON FORM 10-K

A copy of OPL’s 2001 Annual Report on Form 10-K, including financial statements and schedules, as filed with the Securities and Exchange Commission, may be obtained without charge upon written request. The Company hereby undertakes to deliver promptly, upon written or oral request, a separate copy of the annual report to shareowners, or proxy statement, as applicable, to a shareowner at a shared address to which a single copy of the document was delivered.

Requests should be addressed to:

Secretary, Overseas Partners Ltd., Cumberland House, One Victoria Street, Hamilton HM GX, Bermuda.

Letter of Instruction to Execute Proxy for Annual General Meeting of Shareowners – August 6, 2002
OVERSEAS PARTNERS LTD.
This Letter of Instruction is Solicited on Behalf of the Board of Directors
Attn: MR. THOMAS A. O’CONNELL, Vice President
FIRST UNION NATIONAL BANK
Corporate Trust Operations
P.O. Box 41784
Philadelphia, PA 19101-1784
Dear Sir:
In connection with the annual general meeting of shareowners of OVERSEAS PARTNERS LTD. (the “Company”) to be held at the Company’s offices in Hamilton, Bermuda on August 6, 2002 at 9:00 A.M. and at any or all adjournments thereof, you are hereby instructed and directed to deliver a proxy to D. Scott Davis, Robert J. Clanin and Joseph M. Pyne, or any of them, with power of substitution, instructing and authorizing them to vote all shares which you are holding in custody for the undersigned as of May 31, 2002.
1. ELECTION OF DIRECTORS     Nominees:   Mark R. Bridges, Mark B. Cloutier, Robert J. Clanin, D. Scott Davis, Joseph M. Pyne, Cyril E. Rance
FOR ALL NOMINEES ☐        AGAINST ALL NOMINEES ☐         ABSTAIN ☐
FOR ALL NOMINEES EXCEPT THOSE LISTED BELOW ☐
(To vote against any individual nominee, write that nominee’s name(s)):

_________________________________________________________________________________________________________________________________________
2. APPOINTMENT OF DELOITTE & TOUCHE as auditors of the Company for the year ended December 31, 2002:
FOR ☐            AGAINST ☐             ABSTAIN ☐
3. In their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.
The shares of the Company to which this Letter of Instruction relates shall be voted in the manner directed herein by the undersigned when this Letter has been properly executed. If no direction is made, such shares will be voted FOR proposals 1 and 2.
Dated this            day of                                        , 2002.

SIGNATURE (sign exactly as name appears hereon)

SIGNATURE OF CO-OWNER, IF ANY
For joint account, all co-owners must sign. Executors, administrators, trustees, etc. should so indicate when signing.
The Board recommends a vote “FOR” all nominees in Proposal 1 and “FOR” Proposal 2.

  <          FOLD AND DETACH HERE          <

OVERSEAS PARTNERS LTD.
This Proxy is Solicited on Behalf of the Board of Directors
Proxy for Annual General Meeting of Shareowners — August 6, 2002
The undersigned hereby appoints D. Scott Davis, Robert J. Clanin and Joseph M. Pyne, or any of them, with power of substitution, as attorneys and proxies to vote all of the shares of stock standing in the name of the undersigned as of May 31, 2002 at the Annual General Meeting of Shareowners of OVERSEAS PARTNERS LTD. (“OPL” or the “Company”), to be held at the Company’s offices in Hamilton, Bermuda on August 6, 2002 at 9:00 A.M., and at any or all adjournments thereof. The undersigned hereby instructs and authorizes said attorneys to vote:
1.  ELECTION OF DIRECTORS             Nominees:  Mark R. Bridges, Mark B. Cloutier, Robert J. Clanin, D. Scott Davis, Joseph M. Pyne, Cyril E. Rance
FOR ALL NOMINEES  ☐         AGAINST ALL NOMINEES  ☐         ABSTAIN  ☐
FOR ALL NOMINEES EXCEPT THOSE LISTED BELOW  ☐
(To vote against any individual nominee, write that nominee’s name(s)):

___________________________________________________________________________________________________________________________
2.  APPOINTMENT OF DELOITTE & TOUCHE as auditors of the Company for the year ended December 31, 2002:
      FOR ☐             AGAINST ☐             ABSTAIN ☐
3.  In their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.
This proxy when properly executed will be voted in the manner directed herein by the undersigned shareowner. If no direction is made, this proxy will be voted FOR the Election of Directors and FOR Proposal 2.
Dated this              day of                                                       2002

__________________________________________________
SIGNATURE (sign exactly as name appears hereon)

__________________________________________________
SIGNATURE OF CO-OWNER IF ANY
For joint accounts, all co-owners must sign. Executors, administrators, trustees, etc. should so indicate when signing.
The Board recommends a vote “FOR” all nominees in Proposal 1 and “FOR” Proposal 2.